Exhibit (a)(41)

AMENDMENT NO. 40

TO THE DECLARATION OF TRUST OF

NORTHERN FUNDS

(a Delaware statutory trust)

This Amendment No. 40 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective June 17, 2016, the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration of Trust”).

WHEREAS, on May 19, 2016, the Trustees unanimously voted to approve changes to the name and designation of the Multi-Manager Emerging Markets Equity Fund and Multi- Manager International Equity Fund (each a “Fund”);

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The name and designation of each such Fund listed in Column A in the table below is hereby changed to the corresponding name listed in Column B in the table below.

Column A – Fund Name	Column B – Fund Name as of June 17, 2016
Multi-Manager Emerging Markets Equity Fund	Active M Emerging Markets Equity Fund
Multi-Manager International Equity Fund	Active M International Equity Fund

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.